                                                 Exhibit 99.1

BARINGS BDC, INC. REPORTS FIRST QUARTER 2023 RESULTS AND
ANNOUNCES QUARTERLY CASH DIVIDEND OF $0.25 PER SHARE
CHARLOTTE, N.C., May 4, 2023 - Barings BDC, Inc. (NYSE: BBDC) (“Barings BDC” or the “Company”) today reported its financial and operating results for the first quarter of 2023 and announced that the Company’s Board of Directors (the “Board”) declared a quarterly cash dividend of $0.25 per share.
Highlights

Income Statement	Three Months Ended March 31, 2023		Three Months Ended December 31, 2022
(dollars in millions, except per share data)	Total Amount	Per Share(1)	Total Amount	Per Share(2)
Net investment income	$27.5	$0.25	$37.0	$0.34
Net realized gains (losses)	$(9.7)	$(0.09)	$16.7	$0.15
Net unrealized appreciation (depreciation)	$22.0	$0.20	$(55.7)	$(0.51)
Net increase (decrease) in net assets resulting from operations	$39.7	$0.37	$(1.3)	$(0.01)
Dividends paid		$0.25		$0.24
(1) Based on weighted average shares outstanding during the period of 107,916,166.
(2) Based on weighted average shares outstanding during the period of 108,604,645.

Investment Portfolio and Balance Sheet
(dollars in millions, except per share data)	As of March 31, 2023	As of December 31, 2022
Investment portfolio at fair value	$2,556.1	$2,448.9
Weighted average yield on performing debt investments (at principal amount)	10.2%	9.7%

Total assets	$2,726.9	$2,710.0
Debt outstanding (principal)	$1,494.1	$1,454.1
Total net assets (equity)	$1,205.0	$1,192.3
Net asset value per share	$11.17	$11.05
Debt-to-equity ratio	1.24x	1.22x
Net debt-to-equity ratio (adjusted for unrestricted cash and net unsettled transactions)	1.19x	1.12x
First Quarter 2023 Results
Commenting on the quarter, Eric Lloyd, Chief Executive Officer of Barings BDC, stated, “Despite ongoing uncertainty related to inflation, interest rates, and the broader economy, Barings BDC’s portfolio continues to deliver strong returns for our investors. Our team’s results highlight the importance of conservative underwriting, diversification, and proprietary origination. The fundamentals of our underlying portfolio remain solid as net asset value per share increased from the previous quarter, and we continue to see revenue growth driven by higher base rates.”
During the three months ended March 31, 2023, the Company reported total investment income of $67.2 million, net investment income of $27.5 million, or $0.25 per share, and a net increase in net assets resulting from operations of $39.7 million, or $0.37 per share.
Net asset value (“NAV”) per share as of March 31, 2023 was $11.17, as compared to $11.05 as of December 31, 2022. The increase in NAV per share from December 31, 2022 to March 31, 2023 was primarily attributed to net unrealized appreciation on the Company’s investment portfolio, credit support agreements and foreign currency transactions of approximately $0.20 per share, partially offset by a net realized loss on investments and foreign currency transactions of $0.09 per share.
Elizabeth Murray, Chief Financial Officer of Barings BDC, stated, “In the first quarter, we took advantage of the more lender-friendly environment and sourced $145 million of new originations as net leverage increased modestly from 1.12x to 1.19x. Net investment income covered the dividend as our largely floating-rate portfolio yield increased on the heels of broad credit stability within our portfolio. Going forward, we remain committed to re-commencing share repurchases as we believe there is a clear opportunity for accretive deployment at current trading levels.”
Recent Portfolio Activity
During the three months ended March 31, 2023, the Company made 11 new investments totaling $65.8 million, made investments in existing portfolio companies totaling $33.9 million and made a $45.0 million equity co-investment alongside certain affiliates in a portfolio company that specializes in providing financing to plaintiff law firms engaged in mass tort and other civil litigation. The Company had four loans repaid totaling $26.6 million, received $12.7 million of portfolio company principal payments and received $9.1 million of return of capital from its joint ventures. In addition, the Company sold $1.0 million of loans, recognizing a net realized loss on these transactions of $0.3 million. Lastly, the Company received proceeds related to the sale of equity investments totaling $4.3 million and recognized a net realized gain on such sales totaling $1.0 million.
During the three months ended March 31, 2023, the Company recorded net unrealized appreciation totaling $22.0 million, consisting of net unrealized appreciation on our current portfolio of $11.8 million, unrealized appreciation of $0.9 million on the MVC credit support agreement with Barings, unrealized appreciation of $4.7 million on the Sierra credit support agreement with Barings, net unrealized appreciation related to foreign currency transactions of $5.4 million, net of unrealized depreciation reclassification adjustments of $0.7 million related to the net realized gains on the sales / repayments of certain investments and $0.1 million of deferred taxes. The net unrealized appreciation on the Company’s current portfolio of $11.8 million was driven primarily by broad market moves for investments of $4.0 million, credit or fundamental performance of investments of $0.9 million and the impact of foreign currency exchange rates on investments of $6.9 million.
Liquidity and Capitalization
As of March 31, 2023, the Company had cash and foreign currencies of $55.4 million, $769.1 million of borrowings outstanding under its $1.1 billion senior secured revolving credit agreement, $725.0 million aggregate principal amount of unsecured notes outstanding and a net receivable from unsettled transactions of $0.9 million.
Share Repurchase Program
On February 23, 2023, the Board authorized a new 12-month share repurchase program. Under the program, the Company may repurchase, during the 12-month period that commenced on March 1, 2023, up to $30.0 million in the aggregate of its outstanding common stock in the open market at prices below the then-current NAV per share. The timing, manner, price and amount of any share repurchases will be determined by the Company, in its discretion, based upon the evaluation of economic and market conditions, the Company’s stock price, applicable legal, contractual and regulatory requirements and other factors. The program is expected to be in effect until March 1, 2024, unless extended or until the aggregate repurchase amount that has been approved by the Board has been expended. The program does not require the Company to repurchase any specific number of shares, and the Company cannot assure stockholders that any shares will be repurchased under the program. The program may be suspended, extended, modified or discontinued at any time. During the three months ended March 31, 2023, the Company did not repurchase any shares under the program.
Dividend Information
The Board declared a quarterly cash dividend of $0.25 per share.
The Company’s second quarter dividend is payable as follows:
Second Quarter 2023 Dividend:
Amount per share:         $0.25
Record date:             June 7, 2023
Payment date:             June 14, 2023

Dividend Reinvestment Plan
Barings BDC has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends and distributions on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when the Company declares a cash dividend or distribution, stockholders who have not opted out of the DRIP will have their cash dividends or distributions automatically reinvested in additional shares of the Company’s common stock, rather than receiving cash.
When the Company declares and pays dividends and distributions, it determines the allocation of the distribution between current income, accumulated income, capital gains and return of capital on the basis of accounting principles generally accepted in the United States (“GAAP”). At each year end, the Company is required for tax purposes to determine the allocation based on tax accounting principles. Due to differences between GAAP and tax accounting principles, the portion of each dividend distribution that is ordinary income, capital gain or return of capital may differ for GAAP and tax purposes. The tax status of the Company’s distributions can be found on the Investor Relations page of its website.
Subsequent Events
Subsequent to March 31, 2023, the Company made approximately $2.7 million of new commitments, of which $2.2 million closed and funded. The $2.2 million of investments consists of $1.9 million of first lien senior secured debt investments and $0.3 million of subordinated debt investments. The weighted average yield of the debt investments was 11.2%. In addition, the Company funded $15.5 million of previously committed debt and equity facilities.
Conference Call to Discuss First Quarter 2023 Results
Barings BDC has scheduled a conference call to discuss first quarter 2023 financial and operating results for Friday, May 5, 2023, at 9:00 a.m. ET.
To listen to the call, please dial 877-407-8831 or 201-493-6736 approximately 10 minutes prior to the start of the call. A taped replay will be made available approximately two hours after the conclusion of the call and will remain available until May 12, 2023. To access the replay, please dial 877-660-6853 or 201-612-7415 and enter conference ID 13737798.
This conference call will also be available via a live webcast on the investor relations section of Barings BDC’s website at https://ir.barings.com/ir-calendar. Access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived webcast replay will be available on the Company's website until May 12, 2023.
Forward-Looking Statements
Statements included herein or on the webcast/conference call may constitute “forward-looking statements,” which relate to future events or Barings BDC’s future performance or financial condition. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management’s current estimates, projections, expectations or beliefs, and which are subject to risks and uncertainties that may cause actual results to differ materially. Forward-looking statements include, but are not limited to, the Company’s projected net investment income and earnings, the Company’s distribution levels and frequency of distributions, the Company’s share repurchase activity, and the ability of Barings LLC to manage Barings BDC and identify investment opportunities, all of which are subject to change at any time based upon economic, market or other conditions, and may not be relied upon as investment advice or an indication of Barings BDC’s trading intent. More information on the risks and other potential factors that could affect Barings BDC’s financial results and future events, including important factors that could cause actual results or events to differ materially from plans, estimates or expectations included herein or discussed on the webcast/conference call, is included in Barings BDC’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Barings BDC’s most recently filed annual report on Form 10-K, as well as in subsequent filings, including Barings BDC’s quarterly reports on Form 10-Q. In addition, there is no assurance that Barings BDC or any of its affiliates will purchase additional shares of Barings BDC at any specific discount levels or in any specific amounts. There is no assurance that the market price of Barings BDC’s shares, either absolutely or relative to NAV, will increase as a result of any share repurchases, or that any repurchase plan will enhance stockholder value over the long term.

Non-GAAP Financial Measures
To provide additional information about the Company’s results, the Company’s management has discussed in this press release the Company’s net debt (calculated as (i) total debt less (ii) unrestricted cash and foreign currencies (excluding restricted cash) net of net payables/receivables from unsettled transactions) and its net debt-to-equity ratio (calculated as net debt divided by total net assets), which are not prepared in accordance with GAAP. These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate its leverage and financial condition and believes the presentation of these measures enhances investors’ ability to analyze trends in the Company’s business and to evaluate the Company’s leverage and ability to take on additional debt. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP.
These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company’s results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Item 10(e) of Regulation S-K, as promulgated under the Securities Exchange Act of 1934, as amended, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.
About Barings BDC
Barings BDC, Inc. (NYSE: BBDC) is a publicly traded, externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Barings BDC seeks to invest primarily in senior secured loans in middle-market companies that operate across a wide range of industries. Barings BDC’s investment activities are managed by its investment adviser, Barings LLC, a leading global asset manager based in Charlotte, NC with $362+ billion* of AUM firm-wide. For more information, visit www.baringsbdc.com.
About Barings LLC
Barings is a $362+ billion* global investment manager sourcing differentiated opportunities and building long-term portfolios across public and private fixed income, real estate, and specialist equity markets. With investment professionals based in North America, Europe and Asia Pacific, the firm, a subsidiary of MassMutual, aims to serve its clients, communities and employees, and is committed to sustainable practices and responsible investment. Learn more at www.barings.com.
*Assets under management as of March 31, 2023
Media Contact:
MediaRelations@barings.com
Investor Relations:
BDCinvestorrelations@barings.com, 888-401-1088

Barings BDC, Inc.
Consolidated Balance Sheets
(in thousands, except share and per share data)

	March 31, 2023	December 31, 2022
	(Unaudited)
Assets:
Investments at fair value:
Non-Control / Non-Affiliate investments (cost of $2,251,986 and $2,191,345 as of March 31, 2023 and December 31, 2022, respectively)	$2,120,776	$2,052,614
Affiliate investments (cost of $310,781 and $275,482 as of March 31, 2023 and December 31, 2022, respectively)	336,133	289,993
Control investments (cost of $95,717 and $95,571 as of March 31, 2023 and December 31, 2022, respectively)	99,205	106,328
Total investments at fair value	2,556,114	2,448,935
Cash	46,823	96,160
Foreign currencies (cost of $8,560 and $42,627 as of March 31, 2023 and December 31, 2022, respectively)	8,572	43,255
Interest and fees receivable	50,373	42,738
Prepaid expenses and other assets	732	1,079
Credit support agreements (cost of $58,000 as of both March 31, 2023 and December 31, 2022, respectively)	58,672	53,086
Derivative assets	1,262	1,508
Deferred financing fees	2,854	3,224
Receivable from unsettled transactions	1,519	19,972
Total assets	$2,726,921	$2,709,957
Liabilities:
Accounts payable and accrued liabilities	$543	$971
Interest payable	11,209	7,635
Administrative fees payable	670	677
Base management fees payable	7,853	7,981
Incentive management fees payable	9,604	—
Derivative liabilities	2,929	16,677
Payable from unsettled transactions	649	35,565
Borrowings under credit facilities	769,112	729,144
Notes payable (net of deferred financing fees)	719,351	718,978
Total liabilities	1,521,920	1,517,628
Commitments and contingencies
Net Assets:
Common stock, $0.001 par value per share (150,000,000 shares authorized, 107,916,166 shares issued and outstanding as of both March 31, 2023 and December 31, 2022)	108	108
Additional paid-in capital	1,855,975	1,855,975
Total distributable earnings (loss)	(651,082)	(663,754)
Total net assets	1,205,001	1,192,329
Total liabilities and net assets	$2,726,921	$2,709,957
Net asset value per share	$11.17	$11.05

Barings BDC, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Investment income:
Interest income:
Non-Control / Non-Affiliate investments	$51,168	$31,624
Affiliate investments	380	172
Control investments	342	273
Total interest income	51,890	32,069
Dividend income:
Non-Control / Non-Affiliate investments	826	123
Affiliate investments	7,048	7,570
Total dividend income	7,874	7,693
Fee and other income:
Non-Control / Non-Affiliate investments	3,082	2,223
Affiliate investments	167	13
Control investments	51	(1,039)
Total fee and other income	3,300	1,197
Payment-in-kind interest income:
Non-Control / Non-Affiliate investments	3,535	2,287
Affiliate investments	203	44
Control investments	204	467
Total payment-in-kind interest income	3,942	2,798
Interest income from cash	198	—
Total investment income	67,204	43,757
Operating expenses:
Interest and other financing fees	19,316	11,661
Base management fee	7,853	5,872
Incentive management fees	9,604	4,754
General and administrative expenses	2,736	2,455
Total operating expenses	39,509	24,742
Net investment income before taxes	27,695	19,015
Income taxes, including excise tax expense	195	6
Net investment income after taxes	27,500	19,009

Barings BDC, Inc. Unaudited Consolidated Statements of Operations — (Continued) (in thousands, except share and per share data)
	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions:
Net realized gains (losses):
Non-Control / Non-Affiliate investments	771	(250)
Affiliate investments	—	101
Net realized gains (losses) on investments	771	(149)
Foreign currency transactions	(10,517)	(1,293)
Net realized gains (losses)	(9,746)	(1,442)
Net unrealized appreciation (depreciation):
Non-Control / Non-Affiliate investments	7,437	(28,587)
Affiliate investments	10,841	12,996
Control investments	(7,269)	14,644
Net unrealized appreciation (depreciation) on investments	11,009	(947)
Credit support agreements	5,586	(400)
Foreign currency transactions	5,375	4,812
Net unrealized appreciation (depreciation)	21,970	3,465
Net realized gains (losses) and unrealized appreciation (depreciation) on investments, credit support agreements and foreign currency transactions	12,224	2,023
Benefit from (provision for) income taxes	(73)	—
Net increase (decrease) in net assets resulting from operations	$39,651	$21,032
Net investment income per share—basic and diluted	$0.25	$0.23
Net increase (decrease) in net assets resulting from operations per share—basic and diluted	$0.37	$0.25
Dividends/distributions per share:
Total dividends/distributions per share	$0.25	$0.23
Weighted average shares outstanding—basic and diluted	107,916,166	82,656,326

Barings BDC, Inc.
Unaudited Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended	Three Months Ended
	March 31, 2023	March 31, 2022
Cash flows from operating activities:
Net increase in net assets resulting from operations	$39,651	$21,032
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of portfolio investments	(179,634)	(335,519)
Net cash acquired from mergers (cash consideration paid)	—	101,896
Transaction costs from mergers	—	(2,866)
Repayments received/sales of portfolio investments	69,515	210,493
Loan origination and other fees received	2,420	5,314
Net realized (gain) loss on investments	(771)	149
Net realized (gain) loss on foreign currency transactions	10,517	1,293
Net unrealized (appreciation) depreciation on investments	(11,009)	947
Net unrealized (appreciation) depreciation of CSAs	(5,586)	400
Net unrealized (appreciation) depreciation on foreign currency transactions	(5,375)	(4,812)
Payment-in-kind interest / dividends	(5,419)	(2,798)
Amortization of deferred financing fees	764	732
Accretion of loan origination and other fees	(2,017)	(1,523)
Amortization / accretion of purchased loan premium / discount	(303)	(339)
Payments for derivative contracts	(15,482)	(486)
Proceeds from derivative contracts	1,264	924
Changes in operating assets and liabilities:
Interest and fees receivable	(3,424)	(13,134)
Prepaid expenses and other assets	348	(2,805)
Accounts payable and accrued liabilities	8,955	(2,476)
Interest payable	3,566	4,746
Net cash provided by (used in) operating activities	(92,020)	(18,832)
Cash flows from financing activities:
Borrowings under credit facilities	35,000	107,704
Financing fees paid	(21)	(1,565)
Purchases of shares in repurchase plan	—	(2,106)
Cash dividends / distributions paid	(26,979)	(15,023)
Net cash provided by (used in) financing activities	8,000	89,010
Net increase (decrease) in cash and foreign currencies	(84,020)	70,178
Cash and foreign currencies, beginning of period	139,415	84,253
Cash and foreign currencies, end of period	$55,395	$154,431
Supplemental Information:
Cash paid for interest	$14,662	$5,966
Excise taxes paid during the period	$800	$—
Supplemental non-cash information
Acquisitions:
Fair value of net assets acquired, net of cash	$—	$(435,811)
Transaction costs	—	7,520
Common stock issued in acquisition of net assets	—	499,418
Credit support agreement	—	(44,400)
Deemed contribution - from Adviser	—	27,904
Deemed contributions - CSA	—	44,400

Barings BDC, Inc.
Unaudited Reconciliation of Debt to Net Debt and Calculation of Net Debt-to-Equity Ratio
(in thousands, except ratios)

	March 31, 2023		December 31, 2022
Total debt (principal)	$1,494,112		$1,454,144
minus: Cash and foreign currencies (excluding restricted cash)	(55,395)		(139,415)
plus: Payable from unsettled transactions	649		35,565
minus: Receivable from unsettled transactions	(1,519)		(19,972)
Total net debt(1)	$1,437,847		$1,330,322

Total net assets	$1,205,001		$1,192,329

Total net debt-to-equity ratio(1)	1.19	x	1.12	x
(1) See the “Non-GAAP Financial Measures” section of this press release.